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[LETTERHEAD OF SS&C PRESS RELEASE]

For Immediate Release

Contact:
Patrick Pedonti, Chief Financial Officer (860) 298-4738
Lese Amato, Investor Relations (860) 298-4653
E-mail: InvestorRelations@sscinc.com

              SS&C Technologies Announces Three-for-Two Stock Split
                                       And
                Declares 5% Increase in Semi-Annual Cash Dividend

WINDSOR, CT - February 9, 2004 -- SS&C Technologies, Inc. (Nasdaq: SSNC) today announced the Company's Board of Directors has approved a three-for-two stock split to be effected in the form of a stock dividend. The record date for the stock split will be February 20, 2004, and the payment date is expected to be on or about March 5, 2004. After giving effect to the stock split, there will be approximately 18,626,500 shares of common stock outstanding.

As part of its semi-annual cash dividend program, the Company's Board of Directors also announced the payment of a post-split cash dividend of $0.07 per share, to be payable on or about March 24, 2004 to stockholders of record as of the close of business on March 10, 2004. This represents a 5% increase from the previous dividend.

SS&C Chairman and CEO Bill Stone commented, "The Board's decision to approve this stock split is in response to our solid financial performance, our strong balance sheet and the increase in the market price for the Company's common stock. The split will reduce the price per share and is intended to broaden the stockholder base and increase the availability of shares for trading. The cash dividend, which we instituted last August, will be reviewed later this year to ensure we are paying out an appropriate percentage of our earnings."

About SS&C Technologies, Inc.
SS&C delivers investment and financial management software and related services focused exclusively on the financial services industry. With a global client base that manages over $4 trillion in assets, each of the products in SS&C's suite of highly specialized solutions is in the top tier of competitive offerings in the marketplace. By leveraging expertise in common investment business functions, SS&C cost-effectively serves clients in the different industry segments, including: 1) commercial lending, 2) financial institutions,
3) hedge funds and family offices, 4) insurance entities and pension funds, 5) institutional asset management, 6) municipal finance and 7) real estate property management. SS&C is publicly traded on NASDAQ under the symbol "SSNC". Additional information is available at www.ssctech.com.